SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
             AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (Amendment No. _____________)*


                          Brookfield Homes Corporation
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    112723101
                                 (CUSIP Number)

                                 August 5, 2005
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13 G                                                   PAGE 2 of 13

CUSIP No. 112723101
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Alson Capital Partners, LLC
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    1,606,314
SHARES
               -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       _____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    1,606,314
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,606,314
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.2%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          IA
-----------------------------------------------------------------------------

Schedule 13 G                                                   PAGE 3 of 13

CUSIP No. 112723101
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Neil Barsky
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    1,606,314
SHARES
               -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       _____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    1,606,314
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,606,314
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.2%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          IN
-----------------------------------------------------------------------------

Schedule 13 G                                                   PAGE 4 of 13

CUSIP No. 112723101
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Alson Signature Fund Offshore Portfolio, Ltd.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                Cayman Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    1,144,504
SHARES
                -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY
                -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    1,144,504
REPORTING
                -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,144,504
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          3.7%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          CO
-----------------------------------------------------------------------------

Schedule 13 G                                                   PAGE 5 of 13

CUSIP No. 112723101
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Alson Signature Fund, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    281,510
SHARES
                -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY
                -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    281,510
REPORTING
                -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          281,510
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.9%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          PN
-----------------------------------------------------------------------------

Schedule 13 G                                                   PAGE 6 of 13

CUSIP No. 112723101
-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Alson Signature Fund I, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [x]
                                                                    (b) [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    180,300
SHARES
                -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY
                -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    180,300
REPORTING
                -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0

-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          180,300
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.6%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
          PN
-----------------------------------------------------------------------------

Schedule 13 G                                                   PAGE 7 of 13

ITEM 1(a).  NAME OF ISSUER:
            Brookfield Homes Corporation

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            12865 Pointe Del Mar Suite 200 Del Mar, California

ITEMS 2(a), 2(b) and 2(c). NAME OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS OFFICE AND CITIZENSHIP:

     This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

      (i) Alson Capital Partners, LLC ("Alson"), a Delaware limited liability company, with respect to the Shares reported in this Schedule 13G held by certain investment funds and discretionary accounts managed by Alson (the "Accounts").

      (ii) Neil Barsky, who is the Managing Member of Alson, with respect to the Shares reported in this Schedule 13G held by the Accounts.

      (iii) Alson Signature Fund Offshore Portfolio, Ltd. ("Portfolio"), a Cayman Islands company, with respect to shares owned by it.

      (iv) Alson Signature Fund, L.P. ("Signature Fund"), a Delaware Limited Partnership, with respect to shares owned by it.

      (v) Alson Signature Fund I, L.P. ("Signature Fund I"), a Delaware Limited Partnership, with respect to shares owned by it.

The citizenship of each of Alson, Portfolio, Signature Fund and Signature Fund I is set forth above. Neil Barsky is a United States citizen.

The address of the principal business office of each of the Reporting Persons is 810 Seventh Avenue, 39th Floor 810 Seventh Avenue, 39th Floor New York, New York 10019.

Schedule 13 G                                                   PAGE 8 of 13

ITEM 2(d).  TITLE OF CLASS OF SECURITIES: Common Stock, $0.01 par value

ITEM 2(e).  CUSIP NUMBER:      112723101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a)  [ ] Broker or dealer registered under Section 15 of the Act

          (b)  [ ] Bank as defined in Section 3(a)(6) of the Act

          (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the
                   Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-
                   1(b)(1)(ii)(E)

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d- 1(b)(1)(ii)(F)

          (g)  [ ] Parent Holding Company, in accordance with Rule
                   13d-1(b)(ii)(G);

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

          (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS
BOX. [x]

Schedule 13 G                                                   PAGE 9 of 13

ITEM 4.   OWNERSHIP.

           Alson serves as principal investment manager to a number of investment funds and discretionary accounts with respect to which it has voting and dispositive authority over the Shares reported in this Schedule 13G, including such an account for Portfolio. Mr. Neil Barsky is the Managing Member of Alson. As such, he may be deemed to control such entity and therefore may be deemed to be the beneficial owner of the Shares reported in this Schedule 13G.

          Each of the Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

      A. Alson
         (a) Amount beneficially owned: 1,606,314
         (b) Percent of class: 5.2%
             (All percentages herein are based on 30,951,081 shares of Common Stock reported to be outstanding as of July 28, 2005, as reflected in the Form 10-Q filed by the Company for the quarter ended June 30, 2005.)
         (c) Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         1,606,314
                  (ii)   shared power to vote or to direct the vote 0
                  (iii) sole power to dispose or to direct the disposition of 1,606,314
                  (iv) shared power to dispose or to direct the disposition of 0

      B. Neil Barsky
         (a) Amount beneficially owned: 1,606,314
         (b) Percent of class: 5.2%
         (c) Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote 1,606,314
                  (ii)   shared power to vote or to direct the vote 0
                  (iii) sole power to dispose or to direct the disposition 1,606,314
                  (iv) shared power to dispose or to direct the disposition of 0

     C.  Portfolio
         (a) Amount beneficially owned: 1,144,504
         (b) Percent of class: 3.7%
         (c) Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote 1,144,504
                  (ii)   shared power to vote or to direct the vote 0
                  (iii) sole power to dispose or to direct the disposition of 1,144,504
                  (iv) shared power to dispose or to direct the disposition of 0

Schedule 13 G                                                   PAGE 10 of 13

     D.  Signature Fund
         (a) Amount beneficially owned: 281,510
         (b) Percent of class: 0.9%
         (c) Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote 281,510
                  (ii)   shared power to vote or to direct the vote 0
                  (iii) sole power to dispose or to direct the disposition of 281,510
                  (iv) shared power to dispose or to direct the disposition of 0

     E.  Signature Fund I
         (a) Amount beneficially owned: 180,300
         (b) Percent of class: 0.6%
         (c) Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote 180,300
                  (ii)   shared power to vote or to direct the vote 0
                  (iii) sole power to dispose or to direct the disposition of 180,300
                  (iv) shared power to dispose or to direct the disposition of 0

Schedule 13 G                                                   PAGE 11 of 13

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
          Neil Barsky is the Managing Member of Alson.  Alson is the
          Investment Advisor of Portfolio, Signature Fund and Signature Fund I.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          See Item 4.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

          Each of the Reporting Persons hereby make the following certification:

          By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13 G                                                   PAGE 12 of 13

                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  August 11, 2005             /s/ Neil Barsky
                                    -----------------------------------
                                    ALSON CAPITAL PARTNERS, LLC
                                    By Neil Barsky, Managing Member

                                    /s/ Neil Barsky
                                    -----------------------------------
                                    Neil Barsky

                                    /s/ Scott Somerville
                                    -----------------------------------
                                    ALSON SIGNATURE FUND OFFSHORE PORTFOLIO,
                                    LTD.
                                    By Scott Somerville, Director

                                    /s/ Neil Barsky
                                    -----------------------------------
                                    ALSON SIGNATURE FUND, L.P.
                                    By Alson Partners, LLC, General Partner
                                    By Neil Barsky, Managing Member

                                    /s/ Neil Barsky
                                    -----------------------------------
                                    ALSON SIGNATURE FUND I, L.P.
                                    By Alson Partners, LLC, General Partner
                                    By Neil Barsky, Managing Member

CUSIP No. 00506J107                 13G                    PAGE 13 of 13 Pages


                                    EXHIBIT 1

                         JOINT ACQUISITION STATEMENT
                          PURSUANT TO RULE 13d-1(k)


           The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.



DATED:  August 11, 2005             /s/ Neil Barsky
                                    -----------------------------------
                                    ALSON CAPITAL PARTNERS, LLC
                                    By Neil Barsky, Managing Member

                                    /s/ Neil Barsky
                                    -----------------------------------
                                    Neil Barsky

                                    /s/ Scott Somerville
                                    -----------------------------------
                                    ALSON SIGNATURE FUND OFFSHORE PORTFOLIO,
                                    LTD.
                                    By Scott Somerville, Director

                                    /s/ Neil Barsky
                                    -----------------------------------
                                    ALSON SIGNATURE FUND, L.P.
                                    By Alson Partners, LLC, General Partner
                                    By Neil Barsky, Managing Member

                                    /s/ Neil Barsky
                                    -----------------------------------
                                    ALSON SIGNATURE FUND I, L.P.
                                    By Alson Partners, LLC, General Partner
                                    By Neil Barsky, Managing Member